EXHIBIT 21
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                         SUBSIDIARIES OF THE REGISTRANT
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Subsidiaries of Community Bancorp of New Jersey are Community Bank of New Jersey
and CBNJ Capital Trust I. Subsidiaries of Community Bank of New Jersey are CBNJ Investment Company and Community Financial Services of New Jersey, Inc, an inactive subsidiary.